Exhibit No. 99.1

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780-1551
Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E

***** NEWS ***** NEWS ***** NEWS *****  NEWS ***** NEWS ***** NEWS *****

GYRODYNE TO ACQUIRE FAIRFAX MEDICAL CENTER FOR $13.2 MILLION
Purchase Continues Medical Office-Focused Strategy; First in Metro D.C. Market

FAIRFAX, Va., Feb. 19, 2009 – Gyrodyne Company of America, Inc. (NASDAQ: GYRO), a Long Island, New York-based real estate investment trust, has agreed to purchase Fairfax Medical Center, a 59,108-square-foot medical office property located at 10721 Main Street in Fairfax, Va., for approximately $13.2 million. Gyrodyne anticipates completing due diligence and closing on the purchase on or about March 31 but in no event later than April 30.

“Gyrodyne is very pleased with the acquisition of this property, which advances our medical office investment strategy,” said Stephen V. Maroney, Gyrodyne’s chief executive officer. “It also qualifies for tax deferral treatment under Section 1033 of the Internal Revenue Code and will get us over the finish line for investing in a tax-efficient manner within required time limits the $26 million advance payment for property condemned by the State of New York.”

In 2007, Gyrodyne purchased ten buildings in the Port Jefferson Professional Park in Port Jefferson, N.Y. Last year, Gyrodyne bought Cortlandt Medical Center in Cortlandt Manor, N.Y. The Fairfax property represents the firm’s first asset in the metro Washington, D.C., area.

Peter Pitsiokos, Gyrodyne’s Chief Operating Officer, stated that Gyrodyne has “identified Metro D.C. as a market that is positioned to perform extremely well in the next cycle. By targeting this region, Gyrodyne has aligned itself with many other national, institutional and foreign investors who recognize the region as a strong, key venue moving forward. Additionally, this property occupies an attractive infill location, which we view as another plus in the current climate.”

Fairfax Medical Center serves as home to 28 medical tenants. The property includes two four-story brick-clad buildings on approximately 3.5 acres – directly across the street from a surgical center owned by Hospital Corporation of America (HCA). It also sits equidistant from Inova Health System’s Fairfax and Fair Oaks hospitals, which are just 5.5 and 6.5 miles away, respectively.

“The location is unbeatable, and there are few competing properties in the market,” Pitsiokos said. “Both Inova Health System and HCA are successful, well-established and deeply respected organizations. We will be in very good company there.”

Inova is Northern Virginia's leading not-for-profit healthcare provider and is rated AA+ by Standard and Poor's. In 2008, for the 12th time in 13 years, Inova Fairfax Hospital was ranked by U.S. News & World Report as one of "America's Best Hospitals." HCA is the nation's leading provider of healthcare services, composed of locally managed facilities that include 166 hospitals and 112 outpatient centers in 20 states and England. Nashville-based HCA, founded in 1968, was one of the nation's first hospital companies.

Upon closing on the Fairfax Medical Center purchase, Gyrodyne anticipates it will launch an aggressive leasing program. Fairfax Medical Center, LLC had halted lease renewals there to accommodate a condominium conversion – prior to the market’s slowdown. As such, Fairfax Medical Center’s current occupancy rate is 84 percent.

“Gyrodyne will continue to operate Fairfax Medical Center as a rental asset,” Mr. Pitsiokos noted. “This property has a strong occupancy history, and we are confident that it will lease up quickly. We look forward to building on our past success as a responsive, hands-on owner that is highly in tune with the needs of physicians and their patients.”

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial, retail and service properties primarily in the New York City metropolitan area.  Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans.  Gyrodyne also owns ten medical office buildings in Port Jefferson Station, New York and five medical office buildings in Cortlandt Manor, New York.  Gyrodyne is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings. Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,500 plus acre property in Palm Beach County, Florida, also the subject of development plans. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of  Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain additional capital in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne's SEC reports.

Media Contact:  Evelyn Francisco, Caryl Communications Inc., (201) 796-7788.